Exhibit 10.4

CONSULTING AGREEMENT

This CONSULTING AGREEMENT ("Agreement"), dated as of August 6, 2004, is made and entered into between Castle Arch Real Estate Investment Company, L.L.C., a California limited liability company ("Castle Arch"), and Jeff Austin, an individual resident of the state of California ("Officer").

Castle Arch and Officer hereby agree as follows:

1. Consulting Relationship. Castle Arch hereby retains Officer, and Officer accepts such consulting relationship and agrees to perform services for Castle Arch for the period set forth in Section 2 of this Agreement and upon the other terms and conditions set forth in this Agreement.

2. Term. The term of Officer's consulting relationship hereunder shall commence on the date of this Agreement and shall extend for a continuous period ending last day of consulting relationship of the Officer irrespective of the reason for termination and whether voluntary or involuntary on the part of the Consultant. (the "Term").

3. Position and Duties.

3.01. Service with Castle Arch. Officer agrees to serve as an officer of Castle Arch on the terms and conditions set forth in this Agreement. Officer shall exercise such authority, perform such executive duties and functions, and discharge such responsibilities as are reasonably associated with Officer's positions, commensurate with the authority vested in Officer pursuant to this Agreement and consistent with the operating agreement of Castle Arch as in effect on the date hereof or as Castle Arch's Board of Directors (the "Board") may reasonably assign from time to time. Officer's duties and responsibilities shall include, without limitation, assistance in locating and securing acquisition rights to properties, obtaining zoning and other entitlements for the properties, securing financing for the purchase of the properties, improving the properties’ infrastructure and amenities, and selling the properties. Castle Arch agrees to cause Officer to be elected as a Director on the Board. Officer agrees to serve, for any period for which Officer may be elected, as a Director of Castle Arch. Upon the termination of this Agreement for any reason, Officer hereby agrees to resign from all positions held in Castle Arch, including without limitation any position as a director, officer, agent, trustee or consultant of Castle Arch.

3.02. Performance of Duties. Officer agrees to serve Castle Arch faithfully and to the best of Officer's ability, and to devote Officer's attention and efforts to the business and affairs of Castle Arch during the Term of Officer's consulting relationship. Officer hereby confirms and represents that Officer is under no contractual commitments inconsistent with Officer's obligations set forth in this Agreement (and Officer acknowledges that such representation is material to Castle Arch) and that, during the Term, Officer will not render or perform any services for any other corporation, firm, entity or person which are inconsistent with the provisions of this Agreement or which would otherwise impair Officer's ability to perform Officer's duties hereunder. Notwithstanding the foregoing, Officer may make and manage personal business investments of his choice and serve in any capacity with any civic, educational or charitable organization, or any trade association, without seeking or obtaining approval by the Board, provided such activities and service do not interfere or conflict with the performance of his duties hereunder.

4. Compensation.

4.01. Base Consulting Fee. As base compensation for all services to be rendered by Officer under this Agreement during the Term, Castle Arch shall pay to Officer a monthly base Consulting Fee of $4,000 through October 11, 2004, then increasing to $8,000 per month thereafter, (such Consulting Fee, as it may be increased from time to time, being the "Base Consulting Fee"). Officer's Base Consulting Fee shall be paid in accordance with Castle Arch's normal payroll procedures and policies, as such procedures and policies may be modified from time to time, but in no event shall such payments be made less than monthly. From time to time, the Board shall consider an increase of Officer's Base Consulting Fee. Such increase shall be in the sole discretion of the Board, or by the compensation committee upon its creation.

4.02. Expenses. Officer shall receive $2,000 per month to cover office expenses.  In addition, in accordance with Castle Arch's normal policies for expense reimbursement, Castle Arch will reimburse Officer for all reasonable and necessary expenses beyond the base office expenses, incurred by Officer in the performance of Officer's duties under this Agreement, subject to the presentment of receipts or other documentation acceptable to Castle Arch.

5. Termination. Either party can terminate this Agreement with one weeks notice.  Notice must be given in writing.

6. Miscellaneous.

6.01. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the state of Utah and litigation relating to this Agreement shall be brought in the Utah Third District Court, Salt Lake County.

6.02. Amendments. No amendment or modification of this Agreement shall be deemed effective unless made in writing and signed by Officer and Castle Arch.

6.03. Prior Agreements. This Agreement supersedes and replaces all former agreements or understandings with respect to the subject matter hereof.

6.04. Severability. If any provision hereof is determined to be invalid or unenforceable, the remainder of this Agreement shall be unaffected thereby and shall be enforceable against either party.

6.05. Construction Each party acknowledges that he or it has been represented by legal counsel of his or its choice in connection with the negotiation and documentation of Officer's consulting relationship with Castle Arch. In the event of an ambiguity or question of intent or interpretation, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions hereof.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth in the first paragraph.

Castle Arch Real Estate

Officer

Investment Company, L.L.C.

By: _____________________

Jeff Austin

Its: _____________________

2